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                                                                EXHIBIT 4.10(c)


                      [NORWEST BUSINESS CREDIT LETTERHEAD]


November 20, 1996

Michael L. Hartzmark
Cragar Industries, Inc.
4636 North 43rd Avenue
Phoenix, AZ 85031

Dear Mr. Hartzmark:

According to Section 6.14 of the Credit and Security Agreement dated April 14, 1995 (the "Agreement") by and between Cragar Industries, Inc., a Delaware corporation (the "Borrower" or "Cragar"), and Norwest Business Credit, Inc. (the "Lender" or "NBCI"), the Borrower will achieve a cumulative Net Income (after tax net income from continuing operations) for the preceding three fiscal quarters ending September 30, 1996 of not less than $350,000. Cragar has represented and warranted to Norwest Business Credit, Inc. ("NBCI") that it has failed to achieve the required cumulative Net Income level as outlined in
Section 6.14 of the Agreement. Furthermore, Cragar has stated that its Net Income for the three quarters ended September 30, 1996 was <$199,773>. THIS RESULT CONSTITUTES AN EVENT OF DEFAULT PURSUANT TO SECTION 8.1 OF THE AGREEMENT.

According to Section 6.13 of the Agreement, the Borrower will at all times maintain a minimum book Adjusted Net Worth (net worth as defined by GAAP plus Seller Debt plus Junior Debt) of $2,500,000 as of the last day of each calendar month. Thereafter, such minimum book Adjusted Net worth shall be increased as of the quarter ended September 30, 1996 over the previous fiscal quarter's minimum book Adjusted Net Worth by $75,000. Cragar has represented and warranted to NBCI that it has failed to achieve the required cumulative book Adjusted Net Worth level as outlined in Section 6.13 of the Agreement. Furthermore, Cragar has stated that its book Adjusted Net Worth for the quarter ended June 30, 1996 was $2,686,730 and for the quarter ended September 30, 1996 was $351,118. THIS RESULT CONSTITUTES AN EVENT OF DEFAULT PURSUANT TO SECTION
8.1 OF THE AGREEMENT.

According to Section 6.12 of the Agreement, the Borrower will at all times maintain an average minimum Debt Service Coverage Ratio (funds from operations plus interest expense less unfinanced portion of capital expense divided by current maturities long term debt plus interest expense) of not less than 1.2 to
1. Cragar has represented and warranted to NBCI that it has failed to achieve the required average minimum Debt service Coverage Ratio as outlined in Section
6.12 of the Agreement. Furthermore, Cragar has stated that its average minimum Debt Service Coverage Ratio for the period ended September 30, 1996 was 0.35 to
1. THIS RESULT CONSTITUTES AN EVENT OF DEFAULT PURSUANT TO SECTION 8.1 OF THE AGREEMENT.

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CRAGAR INDUSTRIES
NOVEMBER 20, 1996
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As an accommodation to Cragar, NBCI hereby agrees to waive the cumulative Net
Income, the minimum book Adjusted Net Worth, and average minimum Debt Service Coverage Ratio covenant defaults for the period ending September 30, 1996 as described above. THIS WAIVER IS APPLICABLE ONLY TO THE CUMULATIVE NET INCOME, THE MINIMUM BOOK ADJUSTED NET WORTH, AND AVERAGE MINIMUM DEBT SERVICE COVERAGE RATIO COVENANT FOR THE PERIOD ENDING SEPTEMBER 30, 1996 DEFAULT AND NOT TO ANY OTHER EXISTING OR FUTURE DEFAULT OF ANY KIND. NBCI reserves all rights and remedies allowed it under the Agreement.

In addition to the above referenced covenant default waivers, Cragar and NBCI have agreed to the following amendments to the financial covenants:

- The cumulative Net Income Covenant will be amended to a quarterly covenant for the period ended December 31, 1996. In addition, the covenant target for this period will be changed to allow for a net loss for the quarter ended December 31, 1996 of no more than $250,000. All subsequent periods will remain unchanged.

- The minimum book Adjusted Net Worth covenant will be amended to include the $1,500,000 in Investor Debt and Negative Goodwill in the covenant calculation for all subsequent periods. In addition, the Adjusted Net Worth target for December 31, 1996 will be reduced to correspond to the Net Income Covenant. Specifically, the Adjusted Net Worth for the period ended December 31, 1996 will be allowed to decline by $250,000 to $2,498,000. All other minimum book Adjusted Net Worth covenant targets will remain unchanged.

- The average minimum Debt Service Coverage Ratio will be waived for the period ended December 31, 1996. This ratio will be maintained at 1.2 for all subsequent measurement periods and will be calculated based on the operating results for the preceding twelve months. However, for the period ended March 31, 1997, the ratio will be based on the preceding three months; for the period ended June 30, 1997, the preceding six months; for the period ended September 30, 1997, the preceding nine months; and for the period ended December 31, 1997, the preceding twelve months. All other terms and conditions will remain unchanged.

In consideration for these amendments and waivers, Cragar agrees to pay to NBCI an amendment/waiver fee in the amount of $7,500. This amount will be charged to your loan on or after January 1, 1997. In addition, Cragar will be responsible for all costs and fees associated with the implementation of the above outlined waivers and amendments.

If you have any questions regarding this matter, please feel free to contact me at (602) 248-2469.

Sincerely,

/s/ Darcy Della Flora
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Darcy Della Flora
Vice President